SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                               Form 8-K


                            CURRENT REPORT



                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported) June 13, 1995




                         Registrant; State of Incorporation; IRS Employer
Commission File Number   Address; and Telephone Number       Identification
No.

1-5532                   PORTLAND GENERAL CORPORATION         93-0909442
                         (an Oregon Corporation)
                         121 SW Salmon Street
                         Portland, Oregon 97204
                         (503) 464-8820


1-5532-99                PORTLAND GENERAL ELECTRIC COMPANY    93-0256820
                         (an Oregon Corporation)
                         121 SW Salmon Street
                         Portland, Oregon 97204
                         (503) 464-8000



          121 S.W. Salmon Street, Portland, Oregon           97204
          (Address of principal executive offices)        (zip code)

         Registrant's telephone number, including area code 503-464-8820


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Item 5.  Other Events


         Regulatory Matters

         On June 13, 1995, Portland General Electric Company (PGE or the Company) requested an extension of time to file earnings data and accompanying testimony for collection of two outstanding power cost deferrals (see below). The request asks that the required filing date be changed to August 16, 1995 about which time PGE expects to file for inclusion of the capital and fixed costs associated with the Coyote Springs Generation Project (Coyote Springs) in rates. Pursuant to a stipulation in early 1995 between the Public Utility Commission of Oregon (PUC) staff and PGE, the Company agreed to file for Coyote Springs costs 90 days prior to its expected in-service date of late 1995. The Company believes there is a potential overlap in many elements of the two filings, and, in the interest of efficiency for all parties concerned, asked for the extension in order to submit the filings within the same general time frame.

         The PUC had previously authorized PGE to defer, for later collection, 50% of the incremental replacement power costs incurred from July 1993 through March 1994 and 40% of the incremental replacement power costs from January 1995 through March 1995. PGE deferred $49 million and $11 million during each of the periods, respectively. In accordance with Oregon law, collection of the deferrals is subject to PUC review of PGE's reported earnings, adjusted for the regulatory treatment of unusual and/or non-recurring items, as well as the determination of an appropriate rate of return on equity for a given review period. The earnings review for these deferrals was scheduled to be filed on June 30, 1995. See Portland General's and PGE's reports on Form 10-Q for the period ended March 31, 1995 for further information.


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                                Signatures



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.









                    Portland General Corporation
                    Portland General Electric Company





June 16, 1995                              By          /s/  Joseph M. Hirko
                                                       Joseph M. Hirko
                                                    Vice President Finance,
                                                    Chief Financial Officer,
                                                    Chief Accounting Officer
                                                    and Treasurer

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